UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 22, 2018

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On February 22, 2018, Universal Insurance Holdings, Inc. (“Company”) entered into two-year employment agreements with each of Stephen J. Donaghy, the Company’s Chief Operating Officer; Frank C. Wilcox, the Company’s Chief Financial Officer; and Kimberly D. Cooper, the Company’s Chief Administrative Officer and Chief Information Officer. The employment agreements were approved by the Company’s Compensation Committee (“Compensation Committee”).

Employment Agreement with Stephen J. Donaghy

Mr. Donaghy’s new employment agreement provides that he will serve as Chief Operating Officer of the Company for a two-year term beginning on January 1, 2018 and ending on December 31, 2019, unless earlier terminated in accordance with its terms.

Mr. Donaghy will receive a base salary of $804,375 for each contract year. His base salary will not be increased unless approved by the Compensation Committee.

Mr. Donaghy will receive an annual bonus for each contract year in an amount equal to 1.5% of the Company’s net income as reported in the Company’s Annual Report on Form 10-K for such year. The annual bonus is payable under and subject to the Company’s 2009 Omnibus Incentive Plan, as may be amended from time to time (“Omnibus Plan”), and cannot exceed the maximum shareholder-approved amount for an annual incentive award under the Omnibus Plan.

Employment Agreement with Frank C. Wilcox

Mr. Wilcox’s new employment agreement provides that Mr. Wilcox will serve as Chief Financial Officer of the Company for a two-year term beginning on October 1, 2017 and ending on December 31, 2019, unless earlier terminated in accordance with its terms.

Mr. Wilcox will receive a base salary of $412,500 for each contract year. The base salary is subject to adjustment by the Compensation Committee based on the recommendation of the Company’s Chief Executive Officer.

Mr. Wilcox is eligible to receive an annual bonus as determined by the Company in its sole discretion, subject to Mr. Wilcox’s continued employment through the payment date of the bonus.

Mr. Wilcox will receive a grant of 50,000 shares of restricted stock that vests in three equal tranches on December 31, 2018, 2019, and 2020, subject to Mr. Wilcox’s continued employment with the Company through the applicable vesting dates.

Employment Agreement with Kimberly D. Cooper

Ms. Cooper’s new employment agreement provides that Ms. Cooper will serve as Chief Administrative Officer and Chief Information Officer of the Company for a two-year term beginning on January 1, 2018 and ending on December 31, 2019, unless earlier terminated in accordance with its terms.

Ms. Cooper will receive a base salary of $300,000 for each contract year. The base salary is subject to adjustment by the Compensation Committee based on the recommendation of the Company’s Chief Executive Officer.

Ms. Cooper is eligible to receive an annual bonus as determined by the Company in its sole discretion, subject to Ms. Cooper’s continued employment through the payment date of the bonus.

***

The preceding summaries of the employment and compensation arrangements with Mr. Donaghy, Mr. Wilcox, and Ms. Cooper do not purport to be complete and are qualified in their entirety by reference to the full text of the respective employment agreements with the Company, which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated February 22, 2018, between Stephen J. Donaghy and the Company

10.2	Employment Agreement, dated February 22, 2018, between Frank C. Wilcox and the Company

10.3	Employment Agreement, dated February 22, 2018, between Kimberly D. Cooper and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2018	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Sean P. Downes
Sean P. Downes
Chief Executive Officer